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                                  EXHIBIT 99.1

May 6, 2003

Mr. Robert W. Kleinschmidt
President
Tocqueville Asset Management L.P.
1675 Broadway
New York, NY 10019

Dear Mr. Kleinschmidt:

This letter is in response to your letter dated April 25, 2003 relating to the direction of SCT. In that letter you suggest that the Board of Directors "pursue new strategies to enhance shareholder value." The Board believes that since January of 2002 we have set in motion the appropriate strategies to maximize shareholder value. These strategies mandated major changes at SCT and it is their cumulative effect which we believe will become more substantive and apparent over the next few quarters and will be reflected in reported financial results. I would like to chronicle the steps SCT has taken thus far to affect our strategies, which we believe confirm that the company is indeed moving to maximize value within a reasonable timeframe, cognizant, as we are, that we are in the midst of a very challenging stock market and economic environment.

In January of 2002, the independent directors of SCT initiated the appointment of Mike Chamberlain as CEO in order to assure that SCT would become a company highly focused on the higher education IT systems marketplace with the capability to assert a technology leadership position and deliver above market share growth, improved profitability and a superior rate of return on investment. These three objectives were not consistently attained in the past and the Board recognized it would take a reasonable period of time for the company to achieve these more demanding standards. We envisioned focusing on the operations first while remaining mindful of the need to address the company's capital structure. To assure that the company would achieve its goals, the Board introduced enhanced corporate governance procedures including the election of a non-executive chairman.

The Board recognized that in order to achieve its new objectives it was necessary to accomplish the following steps, all of which have now been completed:

     1) Put in place a new management team. Under the direction of Mike Chamberlain, SCT streamlined and reconfigured its management team. A number of senior corporate officers left the company. The new tightly knit team has been judiciously executing the Board's objectives as summarized in this letter. I should note that as a symbol of their commitment to achieving financial success, all five top executives received no salary increases in 2003 and the Board and Management Team agreed on ambitious goals for the annual incentive program closely tied to achieving the Board's objectives.
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     2)  Divest all non core businesses. This objective was achieved between
         2001 and 2003, generating approximately $125 million in net proceeds from three divestitures. Approximately $41 million of these proceeds were used to redeem at favorable terms a major portion of the company's outstanding convertible debentures due in 2004.
     3) Downsize corporate center. As part of its divestiture activities, SCT identified and eliminated $23 million of centralized costs that were previously allocated to the diversified business which could not have been absorbed by the remaining higher education business. The overall reduction in force included in these cuts totaled 100 positions. There were some remaining costs that did have to be absorbed by the remaining higher education business.
     4) Focus core business on education industry where SCT is the market leader. SCT's "e-education" solutions, strengthened by acquisitions and new products under development, encompass the broadest, deepest, and most widely accepted technology solutions in the higher education industry. During 2002, three acquisitions costing approximately $75 million added market scope and product expertise in a broad range of technology solutions. The acquisitions of ABT and the Sallie Mae student system added products for smaller and larger institutions of higher education, and Campus Pipeline is the largest provider of portal, content management and integration technologies for higher education. The company also obtained a sizeable IT development staff in India as a result of the Sallie Mae student system acquisition. This staff has proven to be remarkably cost effective and holds promise for the future.
     5) Integrate acquisitions. During late 2002 and early 2003 SCT integrated the aforementioned acquisitions. Although these businesses were deemed strategically important, they were in the early stages of their development. Management moved quickly to reduce redundant costs both at the acquired companies and within SCT. Approximately 65 positions were eliminated concurrent with the acquisitions. This process avoided the costs associated with those positions while improving the quality of the combined workforce without reducing the strategic impact of the transactions.
     6) Fix professional services business. During early 2003 SCT identified core problems associated with sub par performance and fixed the profitability of the professional services business by eliminating approximately $4 million in cost, improving professional services gross margins from 11% in the first quarter to 21% in the second quarter. Given reasonable levels of professional services fee income (which is highly dependent on new license sales), management believes it can sustain these higher margins.
     7) Improve Consistency of Results. SCT's maintenance fee income (including its user group "Summit" meetings fees in both periods) reached a new high of $26 million in Q2 of 2003 compared to $22 million in the same quarter of 2002, an increase of 18%. Outsourcing revenues of $8 million per quarter remain stable and profitable.
     8) Grow Market Share. The company has become more sophisticated in its Marketing function and this area of corporate staff has been materially strengthened during the first months of 2003. Despite the challenges of integrating three new businesses with one existing business, SCT grew its higher education customer base by 12% over the past 18 months (through new business and acquisition), significantly improved its competitive win rate, and maintained an impressive 98% customer retention rate in the process. With the acquisition of Campus Pipeline, SCT is proud that more than half of the colleges and universities purchasing portal and content management solutions from commercial vendors currently select SCT as their preferred vendor. This market is anticipated to grow over the next few years as these new technologies continue to mature and become mission critical applications for institutional performance.
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     9)  Increase productivity of software development. As the technical operations of SCT's acquisitions have become more integrated, the company was able to implement on May 1, 2003 a cost reduction in technical staff of at least $6 million pretax annualized which can be accomplished without compromising current systems or future development efforts. This is achievable as a result of improvements in development best practices and new technologies, as well as off-shore development capabilities in India obtained through the Sallie Mae student system acquisition.
     10) Improve profitability and return on equity. The result of all of these steps is a dramatic improvement in the operating dynamics of the remaining higher education business.
         o The 2003 actions are expected to result in net annualized pretax savings of approximately $12 million, the full effect of which will not be realized until the fourth quarter of FY 2003. In addition to the 100 people who left the company with the divestitures, the reductions in headcount from the steps outlined above total 150.
         o By achieving these efficiencies, expanding license product sales will contribute more immediately to the bottom line. For example, while SCT's second quarter operations would have required approximately $4.5 million in license fees to break even, the company now forecasts that the break-even point in the fourth fiscal quarter (assuming current professional service business levels) has been lowered to approximately $1.5 million.
         o The impact of the cost actions is expected to increase operating margins by about 5 percentage points at current business levels. Once SCT is fully operating on this business model, historical levels of quarterly license fee income and service margins should permit the company to achieve operating margins in the low teens.

The next step for the Board and Management is to determine how SCT can sustain above average returns. This will require a study of further core business acquisitions as well as a thorough examination of the optimum capital structure.

One would have hoped that with the successful execution of these measures, SCT would have experienced higher profits in Q2 2003. SCT attributes the current shortfall to poor industry sales which have affected SCT, its principal competitors, and other technology businesses in the higher education market. Management believes that this shortfall was primarily caused by lower state and local government tax collections for publicly funded educational institutions and weak investment returns from educational endowments. Additional factors include more stringent Board of Trustee reviews of major capital commitments (possible fallout of Enron et al) and therefore longer sales cycles. Although SCT cannot predict when fiscal constraints will be lessened, it believes that license fee income will ultimately return to or exceed historical levels.

It is the firm conviction of the Board of Directors and management of SCT that the actions outlined in this letter have positioned SCT to clearly demonstrate technical, market, and financial leadership. As shareholders we appreciate and share the concern of our shareholders about our stock price. However, with the above mentioned successes, we strongly believe the best course of action for our company is to stay the new course we have charted for our future and capitalize on the leadership position which is resulting from our strategic repositioning. If you ask the individuals and institutions closest to SCT, namely the customers, we believe they will express their strong support as well.
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As you might expect, statements made in this letter about the Company's accomplishments and its intentions, beliefs, expectations, or predictions for the future, including, without limitation, information about cost savings and improvements in operating results and operating margins expected to result from the repositioning of the Company and the actions taken as outlined above, represent management's best estimates, have not been reviewed by our outside auditors and, to the extent that they are forward-looking statements, are subject to a number of risks, assumptions and uncertainties that could cause the Company's actual results to differ materially from those projected. Please refer to the risks and uncertainties referenced in the Company's filings with the Securities and Exchange Commission.

I hope that this information has been helpful. I look forward to learning your views and those of all shareholders.

Regards,

Allen Freedman
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Allen Freedman
Chairman, SCT